ARTICLES OF AMENDMENT
TO
ARTICLES OF INCORPORATION
OF
COLONY BANKCORP, INC.
Pursuant to the provisions of O.C.G.A. §14-2-1006, pertaining to amending the Articles of Incorporation of a corporation, Colony Bankcorp, Inc. (the “Corporation”), files herewith Articles of Amendment to its Articles of Incorporation hereby constituting an application to the Secretary of State for the State of Georgia for amendment of its original articles and previous amendments to such articles.
1.The name of the Corporation is Colony Bankcorp, Inc.

1.The Articles of Incorporation are hereby amended by deleting Section (a) of Article 5 in its entirety and replacing it with the following language:
“(a) The total number of shares of capital stock which the Corporation is authorized to issue is sixty million (60,000,000) shares, divided into fifty million (50,000,000) shares of common stock, $1.00 par value (the “Common Stock”), and ten million (10,000,000) shares of preferred stock, no par value (the “Preferred Stock”).”
1.The amendment was duly adopted by the Board of Directors of the Corporation on March 21, 2022.
2.The amendment was duly approved by the shareholders of the Corporation on May 19, 2022 in accordance with the provisions of O.C.G.A. §14-2-1003.
3.This Amendment to the Articles of Incorporation of Colony Bankcorp, Inc. shall be effective immediately upon its filing with the office of the Secretary of State for the State of Georgia.
[signature page follows]

IN WITNESS WHEREOF, Colony Bankcorp, Inc., has caused these Articles of Amendment to be executed by its duly authorized officer this 27th day of May, 2022, and has caused these Articles of Amendment to be filed with the Secretary of State of Georgia, as provided in O.C.G.A. § 14-2-1006.

COLONY BANKCORP, INC.

By: /s/ Edward L. Bagwell, III
Name: Edward L. Bagwell, III
Title: Executive Vice President, Chief Risk
Officer, General Counsel and
Corporate Secretary